Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

August 2016 Performance Update

Equinox Frontier Funds Supplement Dated August 31, 2016 to Prospectus Dated April 29, 2016.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	August 31, 2016 MTD	August 31, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-2.52%	1.35%	$117.08
Equinox Frontier Long/Short Commodity Fund-1a	0.55%	-5.48%	$89.57
Equinox Frontier Masters Fund-1	-3.26%	6.38%	$120.07

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of August 31, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,989.28)
Unrealized trading gain (loss)	(140,563.56)
Less: Commissions	(58.06)
Less: Trading Fee paid to Managing Owner	(14,213.40)
Interest income	1,099.01

Total Income	(155,725.29)
EXPENSES
Broker service fees	11,993.65
Incentive fees	0.00
Management fees	408.05

Total Expenses	12,401.70

Net Income (Loss)	$(168,126.99)

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	57,311.98403	$6,883,998.47	$120.11
Current month additions	13.05083	1,560.60
Current month redemptions	(2,342.26434)	(279,931.16)
Net income (loss) for current month		(168,126.99)	(3.03)

Net asset value, end of current month	54,982.77052	$6,437,500.92	$117.08

Monthly rate of return			-2.52%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$10,930.91
Unrealized trading gain (loss)	(182,517.99)
Less: Commissions	(542.93)
Less: Trading Fee paid to Managing Owner	(13,407.76)
Interest income	2,978.19

Total Income	(182,559.58)
EXPENSES
Broker service fees	11,313.23
Incentive fees	8,541.03
Management fees	3,085.31

Total Expenses	22,939.57

Net Income (Loss)	$(205,499.15)

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	51,731.07344	$6,420,963.36	$124.12
Current month additions	211.44174	26,386.48
Current month redemptions	(1,666.64359)	(205,016.42)
Net income (loss) for current month		(205,499.15)	(4.05)

Net asset value, end of current month	50,275.87159	$6,036,834.27	$120.07

Monthly rate of return			-3.26%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$86.14
Unrealized trading gain (loss)	29,628.64
Less: Commissions	35.63
Less: Trading Fee paid to Managing Owner	(6,096.73)
Interest income	(544.65)

Total Income	23,109.03
EXPENSES
Broker service fees	5,144.57
Incentive fees	0.00
Management fees	818.57

Total Expenses	5,963.14

Net Income (Loss)	$17,145.89

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	32,346.26565	$2,881,473.33	$89.08
Current month additions	0.00000	0.00
Current month redemptions	(1,601.83006)	(144,857.05)
Net income (loss) for current month		17,145.89	0.49

Net asset value, end of current month	30,744.43559	$2,753,762.17	$89.57

Monthly rate of return			0.55%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(16,771.12)
Unrealized trading gain (loss)	(1,224,900.34)
Less: Commissions	(495.74)
Less: Trading Fee paid to Managing Owner	(122,370.35)
Interest income	9,403.71

Total Income	(1,355,133.84)
EXPENSES
Trading fees	0.00
Broker service fees	20,282.82
Incentive fees	0.00
Management fees	3,485.76

Total Expenses	23,768.58

Net Income (Loss)	$(1,378,902.42)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	441,632.47678	$58,083,852.74	$131.52
Current month additions	6,582.49408	864,522.09
Current month redemptions	(5,629.30887)	(704,961.15)
Net income (loss) for current month		(1,378,902.42)	(3.04)

Net asset value, end of current month	442,585.66199	$56,864,511.26	$128.48

Monthly rate of return			-2.31%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$35,167.33
Unrealized trading gain (loss)	(597,248.55)
Less: Commissions	(1,748.81)
Less: Trading Fee paid to Managing Owner	(43,402.12)
Interest income	9,631.07

Total Income	(597,601.08)
EXPENSES
Trading fees	0.00
Broker service fees	12,789.65
Incentive fees	27,434.65
Management fees	9,926.06

Total Expenses	50,150.36

Net Income (Loss)	$(647,751.44)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	156,690.22019	$20,614,938.41	$131.56
Current month additions	1,238.84920	161,467.17
Current month redemptions	(2,209.58650)	(278,755.22)
Net income (loss) for current month		(647,751.44)	(4.09)

Net asset value, end of current month	155,719.48289	$19,849,898.92	$127.47

Monthly rate of return			-3.11%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$281.94
Unrealized trading gain (loss)	83,669.03
Less: Commissions	121.98
Less: Trading Fee paid to Managing Owner	(13,961.86)
Interest income	(1,865.04)

Total Income	68,246.05
EXPENSES
Trading fees	0.00
Broker service fees	5,387.18
Incentive fees	0.00
Management fees	2,800.54

Total Expenses	8,187.72

Net Income (Loss)	$60,058.33

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	95,448.69166	$10,345,580.78	$108.39
Current month additions	398.65593	41,809.48
Current month redemptions	(3,813.68018)	(404,196.18)
Net income (loss) for current month		60,058.33	0.74

Net asset value, end of current month	92,033.66741	$10,043,252.42	$109.13

Monthly rate of return			0.68%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND